PRESS RELEASE

Ingredion Incorporated	CONTACTS:
5 Westbrook Corporate Center	Investors: Noah Weiss, 773-896-5242
Westchester, IL 60154	Media: Rick Wion, 708-209-6323

INGREDION INCORPORATED REPORTS THIRD QUARTER 2026 RESULTS
•T&HS delivered its 10th consecutive quarter of net sales volume growth, with share gains in strategic categories, including continued clean label growth globally
•Third quarter 2026 reported and adjusted* operating income both decreased 19% compared to the third quarter 2025
•Third quarter 2026 reported and adjusted diluted EPS were $2.23 and $2.28, compared with $2.61 and $2.75 in the third quarter 2025
•Adjusting full-year guidance for reported diluted EPS to be in the range of $8.04 to $8.49 and adjusted diluted EPS to be in the range of $9.25 to $9.70

WESTCHESTER, Ill., November 5, 2026 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported its third quarter 2026 results.
“Our third quarter results fell short of our expectations, largely due to Argo’s slower than anticipated financial recovery, with incremental pressure from higher input costs and consumer softness,” said Jim Zallie, chairman, president and CEO of Ingredion. “While production at Argo remained stable for a second consecutive quarter and inventories are largely rebuilt, high manufacturing costs coupled with softer food and beverage demand impacted profitable volume growth. With plant reliability improved, our focus has shifted to sustainably lowering operating costs and improving volume growth. While we expect these actions to improve earnings, the recovery is taking longer than we expected.”
“For Texture and Healthful Solutions, net sales volume growth was a bright spot again this quarter. Volume grew for the tenth consecutive quarter, supported by continued strong demand for clean label globally as customers reformulate for simpler labels, affordability and nutrition. However, higher tapioca costs and manufacturing input cost inflation negatively impacted profit growth in the segment. In Food & Industrial Ingredients—LATAM, stronger volume from brewing and beverage customers in Mexico and Brazil was offset by foreign exchange impacts from a stronger Mexican peso and the impact to our Andean operations from the August earthquake in Colombia.”
“As a result, we are lowering our full-year outlook, primarily to reflect the slower earnings recovery in Food & Industrial Ingredients—U.S./CAN, along with the impacts of higher input costs and softer demand.”
“Looking ahead, we are taking action to improve financial performance through operating cost discipline and spend management, while we continue to invest in our specialty growth platforms. As we progress the integration planning for the pending acquisition of Tate & Lyle, we are building the foundation for an even stronger company with greater opportunities for growth, innovation and shareholder value creation in 2027 and beyond.”
*Reported results are in accordance with U.S. generally accepted accounting principles “GAAP.” Adjusted financial measures are non-GAAP financial measures. See “II. Non-GAAP Information” in the Supplemental Financial Information that follows the Condensed Consolidated Financial Statements for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.

INGREDION REPORTS THIRD QUARTER 2026 RESULTS – Page 2
Diluted Earnings Per Share (EPS)

	3Q25	3Q26
Reported Diluted EPS	$2.61	$2.23
Acquisition/integration costs, net	—	0.09
Impairment charges	—	0.08
Restructuring costs, net	0.05	(0.18)
Tax items and other matters	0.09	0.06
Adjusted Diluted EPS**	$2.75	$2.28
Factors affecting changes in Reported and Adjusted Diluted EPS

3Q26
Total items affecting adjusted diluted EPS**	(0.47)
Total operating items	(0.54)
Margin	(0.72)
Volume	0.05
Foreign exchange	0.04
Other income	0.09
Total non-operating items	0.07
Financing costs	(0.03)
Non-controlling interests	0.02
Tax rate	—
Shares outstanding	0.06
Other non-operating income	0.02
** Totals may not sum or recalculate due to rounding

Business Review
Total Ingredion
Net Sales

$ in millions	2025	FX Impact	Volume	Pakistan Volume*	Price Mix	2026	Change	Change excl. FX
Third Quarter	1,816	26	21	(65)	(6)	1,792	(1%)	(3%)
Year-to-Date	5,462	95	9	(65)	(67)	5,434	(1%)	(2%)
*Represents loss of volume due to the sale of the majority stake in our Pakistan business
•Third quarter net sales decreased 1%, primarily reflecting the sale of the majority stake in our Pakistan business. Excluding results of the Pakistan business, net sales increased 2%, driven by favorable foreign exchange and by higher volumes in F&II–LATAM and T&HS.

INGREDION REPORTS THIRD QUARTER 2026 RESULTS – Page 3
Reported Operating Income

$ in millions	2025	FX Impact	Business Drivers	Restructuring/Impairment	Other	2026	Change	Change excl. FX
Third Quarter	249	4	(52)	17	(17)	201	(19%)	(21%)
Year-to-Date	796	15	(139)	(29)	(51)	592	(26%)	(28%)
Adjusted Operating Income

$ in millions	2025	FX Impact	Business Drivers	2026	Change	Change excl. FX
Third Quarter	254	4	(52)	206	(19%)	(21%)
Year-to-Date	800	15	(139)	676	(16%)	(18%)
•Third quarter reported and adjusted operating income were $201 million and $206 million, respectively. The $5 million difference between reported and adjusted operating income reflects acquisition-related costs, impairment charges and Argo thermal event costs, largely offset by a net restructuring benefit. Excluding foreign exchange translation impacts, reported and adjusted operating income were both down 21% from a year ago.
Texture & Healthful Solutions
Net Sales

$ in millions	2025	FX Impact	Volume	Price Mix	2026	Change	Change excl. FX
Third Quarter	605	(3)	12	(4)	610	1%	1%
Year-to-Date	1,806	15	69	(36)	1,854	3%	2%
Segment Operating Income

$ in millions	2025	FX Impact	Business Drivers	2026	Change	Change excl. FX
Third Quarter	105	(1)	(9)	95	(10%)	(9%)
Year-to-Date	315	3	(6)	312	(1%)	(2%)
•Third quarter operating income for Texture & Healthful Solutions was $95 million, down $10 million from a year ago, driven by unfavorable tapioca costs and manufacturing expense, as well as unfavorable price mix, partially offset by positive volumes and operating expense. Excluding foreign exchange translation impacts, segment operating income was down 9%.
Food & Industrial Ingredients–LATAM
Net Sales

$ in millions	2025	FX Impact	Volume	Price Mix	2026	Change	Change excl. FX
Third Quarter	585	30	21	(12)	624	7%	2%
Year-to-Date	1,754	78	9	(27)	1,814	3%	(1%)

INGREDION REPORTS THIRD QUARTER 2026 RESULTS – Page 4
Segment Operating Income

$ in millions	2025	FX Impact	Business Drivers	Argentina JV	2026	Change	Change excl. FX
Third Quarter	116	5	(15)	3	109	(6%)	(10%)
Year-to-Date	370	11	(46)	7	342	(8%)	(11%)
•Third quarter operating income for Food & Industrial Ingredients–LATAM was $109 million, a $7 million decrease from a year ago, driven primarily by Mexico’s transactional currency impact and the business disruption resulting from the earthquake in Colombia, partially offset by higher volumes. Excluding foreign exchange translational impacts, segment operating income was down 10%.
Food & Industrial Ingredients–U.S./CAN
Net Sales

$ in millions	2025	FX Impact	Volume	Price Mix	2026	Change	Change excl. FX
Third Quarter	507	(1)	(15)	13	504	(1%)	—%
Year-to-Date	1,550	1	(75)	(9)	1,467	(5%)	(5%)
Segment Operating Income

$ in millions	2025	FX Impact	Business Drivers	2026	Change	Change excl. FX
Third Quarter	81	—	(29)	52	(36%)	(36%)
Year-to-Date	259	1	(116)	144	(44%)	(44%)
•Third quarter operating income for Food & Industrial Ingredients–U.S./CAN was $52 million, a $29 million decrease from the prior year. The decline resulted from higher manufacturing expenses at our Argo facility, as well as volume declines, partially offset by favorable price mix. Excluding foreign exchange translation impacts, operating income was down 36%.
All Other**
Net Sales

$ in millions	2025	FX Impact	Volume	Pakistan Volume*	Price Mix	2026	Change	Change excl. FX
Third Quarter	119	—	3	(65)	(3)	54	(55%)	(55%)
Year-to-Date	352	1	6	(65)	5	299	(15%)	(15%)
* Represents loss of volume due to the sale of the majority stake in our Pakistan business

INGREDION REPORTS THIRD QUARTER 2026 RESULTS – Page 5
All Other Operating Loss

$ in millions	2025	FX Impact	Pakistan	Business Drivers	2026	Change	Change excl. FX
Third Quarter	(4)	—	(9)	2	(11)	NM	NM
Year-to-Date	(5)	—	(9)	12	(2)	NM	NM
•Third quarter operating loss for All Other increased $7 million from the prior year, reflecting the impact of the sale of the majority stake in our Pakistan business partially offset by continued improvements in the Protein Fortification business.
** All Other consists of the businesses of multiple operating segments that are not individually or collectively classified as reportable segments. Net sales from All Other are generated primarily by sales of stevia and other ingredients from our PureCircle and other sugar reduction businesses, and pea protein ingredients from our Protein Fortification business.
Other Financial Items
•At September 30, 2026, total debt was $1.8 billion, and cash, including short-term investments, was $993 million, versus $1.8 billion and $1.0 billion at December 31, 2025.
•Net adjusted financing costs were $10 million in third quarter 2026, compared to $7 million in third quarter 2025.
•Reported and adjusted effective tax rates for the third quarter were 26.8% and 26.4%, respectively, compared to 28.6% and 26.4%, respectively, for the year-ago period. The decrease in the reported effective tax rate was primarily driven by the change in the permanent reinvestment status of our Pakistan business recorded in the prior-year period and a favorable ruling in Brazil related to the taxability of ICMS credits. These favorable impacts were partially offset by the change in the value of the Mexican peso relative to the U.S. dollar.
•Capital expenditures totaled $313 million through September 30, 2026, partially offset by proceeds of $36 million from the sales of certain properties.
Dividends and Share Repurchases
In the third quarter, the Company paid $53 million in dividends to shareholders. On September 17, 2026, the Company declared a quarterly dividend increase to $0.83 per share, which was paid on October 20, 2026, marking the 12th consecutive year of dividend increases. Through September 30, the Company repurchased $85 million of common stock and is on track to complete its $100 million full-year share repurchase target.
Updated Full-Year 2026 Outlook
The Company now expects its full-year 2026 reported diluted EPS to be in the range of $8.04 to $8.49, and its adjusted diluted EPS to be in the range of $9.25 to $9.70.
The Company now expects full-year 2026 net sales to be flat, reflecting volume growth and favorable foreign exchange, offset by lower price mix as well as the impact of the previously mentioned sale of its majority stake in the Pakistan business. Excluding results of the Pakistan business, net sales is expected to be flat to up low single digits.
Reported operating income is expected to be down low double digits, with adjusted operating income now expected to be down mid-teens for full-year 2026, which reflects the operational challenges in F&II–U.S./CAN.
The 2026 full-year outlook further assumes the following: Texture & Healthful Solutions operating income is now expected to be flat to up low single-digits, driven by sales volume growth, offset by expected higher input cost inflation; Food & Industrial Ingredients–LATAM operating income is now anticipated to be down mid-to-high single-digits, reflecting the continued strength of the Mexican peso; Food & Industrial Ingredients–U.S./CAN operating income is now expected to be down 35-40%, driven by operating costs at Argo; and All Other’s operating loss is still anticipated to be approximately $(15) million, which reflects the absence of a second half earnings contribution from the sale of the Pakistan business.

INGREDION REPORTS THIRD QUARTER 2026 RESULTS – Page 6
Corporate costs for full-year 2026 are expected to be down mid-single-digits.
For full-year 2026, the Company expects a reported effective tax rate of 27.9% to 28.9% and expects an adjusted effective tax rate of 26.5% to 27.5%.
Cash from operations for the full year 2026 is now expected to be in the range of $650 million to $750 million. Capital expenditures for the full year are still expected to be approximately $450 to $490 million.
This guidance reflects tariff levels in effect as of the end of October 2026. In addition, this guidance excludes acquisition-related integration and restructuring costs, as well as any potential impairment costs.
Conference Call and Webcast Details
Ingredion will host a conference call on Thursday, November 5, 2026, at 8 a.m. CT/9 a.m. ET, hosted by Jim Zallie, chairman, president and chief executive officer and Diego Reynoso, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be accessible through the Company’s website and available to download a few hours before the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About Ingredion
Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2025 annual net sales of approximately $7.2 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion Idea Labs® innovation centers located around the world and more than 11,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Ingredion Incorporated intends these forward-looking statements to be covered by the safe harbor provisions for such statements.
Forward-looking statements include, among others, any statements regarding our expectations for full-year 2026 reported and adjusted diluted earnings per share, net sales, reported and adjusted operating income, segment operating income, corporate costs, reported and adjusted effective tax rate, cash from operations, and capital expenditures, and any other statements regarding our prospects and our future operations, financial condition, volumes, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing and any assumptions, expectations, or beliefs underlying any of the foregoing. In addition, such statements include statements regarding our expectations with respect to completion and benefits of the pending acquisition of Tate & Lyle (the “pending acquisition”), including statements regarding plans, objectives, intentions and expectations with respect to the future operations and financial performance of the combined group.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “opportunities,” “potential,” or other similar expressions or the negative thereof. All statements other than statements of historical facts therein are “forward-looking statements.”
These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

INGREDION REPORTS THIRD QUARTER 2026 RESULTS – Page 7
The following factors relating to the pending acquisition, among others, could cause actual results to differ materially from those expressed in or implied by our forward-looking statements with respect to other matters: failure of the pending acquisition to be completed when expected or at all because of the inability to satisfy material antitrust or other conditions or for other reasons; the risk that the expected benefits of the pending acquisition may not be fully realized or may take longer to realize than anticipated, including as a result of the risks and uncertainties discussed below; failure to integrate effectively the businesses of Ingredion and Tate & Lyle or to manage effectively the expanded operations of the combined group; the incurrence of substantial expenses and indebtedness by Ingredion and the combined group to complete the pending acquisition and to operate the enterprise after completion; and the risk of loss of contracts and customers, distributors, suppliers, vendors and other business partners of Tate & Lyle as a results of the pending acquisition.
Actual results and developments may differ materially from the expectations expressed in or implied by our forward-looking statements, based on various risks and uncertainties, including changes in consumer practices, preferences, price sensitivity, behaviors, demand and perceptions; the impact of geopolitical developments, tensions, threats or conflicts on the availability and prices of raw materials and energy supplies, supply chains and foreign exchange and interest rates; the impact of global business and economic conditions on demand for our products or our access to global credit and equity markets; our reliance on certain industries for a significant portion of our sales; operating difficulties at our manufacturing facilities and liabilities relating to product safety and quality; our ability to keep pace with technological developments in research and development and continue to offer innovative products; competitive pressures that may adversely affect our market share, revenue and profitability; market volatility that may adversely affect our ability to pass through potential increases in the cost of corn and other raw materials to customers, to purchase quantities of corn and other raw materials at prices sufficient to sustain or increase our profitability, or to supply product quantities and meet shipment delivery requirements that our customers demand; the impact on inputs to our procurement, production processes and delivery channels, such as raw material, energy, and freight and logistics, of price fluctuations, supply chain interruptions, tariffs, duties, and shortages; our ability to contain costs, manage working capital, and achieve budgets, including completion of planned maintenance and investment projects on time and on budget; global climate change and legal, regulatory, or market measures to address climate change; our ability to identify and complete acquisitions, divestitures, or strategic alliances on favorable terms or achieve anticipated synergies; the economic, political and other risks inherent in conducting operations in foreign countries and with foreign currencies; our ability to maintain satisfactory labor relations; our ability to attract, develop, retain, motivate and maintain good relationships with our workforce, including key personnel; the impact of legal and regulatory proceedings; the risks associated with pandemics; the impact of any impairment charges on intangible assets and goodwill; global and regional economic policies and changes to existing laws and regulations; changes in our tax rates or exposure to additional income tax liabilities; increases in interest rates that could increase our borrowing costs; risks affecting our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; risks relating to the use of artificial intelligence and other advanced technologies, and our reliance on third‑party technology providers; interruptions, security incidents, or failures with respect to information technology systems, processes, and sites; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.
Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments or otherwise. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2025, and in our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
Additional Information
This press release is for information purposes and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the all-cash offer by the Company for the entire issued and to be issued ordinary share capital of Tate & Lyle, or otherwise, nor shall there be any sale, issuance or transfer of securities of Tate & Lyle in any jurisdiction in contravention of applicable law. The pending acquisition will be made solely by means of a scheme of arrangement (or, if the pending acquisition is implemented by way of a takeover offer, as that term is defined in the UK Companies Act 2006 (a “Takeover Offer”), the offer document), which will contain

INGREDION REPORTS THIRD QUARTER 2026 RESULTS – Page 8
the full terms and conditions of the pending acquisition. If the Company exercises its right to implement the pending acquisition by way of a Takeover Offer, such offer will be made in compliance with applicable U.S. laws and regulations.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(dollars and shares in millions, except per share data)

	Three Months Ended September 30,		Change %	Nine Months Ended September 30,		Change %
	2026	2025		2026	2025
Net sales	$1,792	$1,816	(1%)	$5,434	$5,462	(1%)
Cost of sales	1,393	1,361		4,208	4,064
Gross profit	399	455	(12%)	1,226	1,398	(12%)
Operating expenses	215	203	6%	622	604	3%
Other operating (income), net	(3)	—		(30)	(15)
Restructuring/impairment charges, net	(14)	3		42	13
Operating income	201	249	(19%)	592	796	(26%)
Financing costs	5	7		69	28
Net (gain) on sale of business	—	—		(44)	—
Other non-operating expense, net	2	1		4	1
Income before income taxes	194	241	(20%)	563	767	(27%)
Provision for income taxes	52	69		161	198
Net income	142	172	(17%)	402	569	(29%)
Less: Net income attributable to non-controlling interests	—	1		4	5
Net income attributable to Ingredion	$142	$171	(17%)	$398	$564	(29%)

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	63.1	64.3		63.2	64.4
Diluted	63.7	65.4		63.8	65.5

Earnings per common share of Ingredion:
Basic	$2.25	$2.66	(15%)	$6.30	$8.76	(28%)
Diluted	$2.23	$2.61	(15%)	$6.24	$8.61	(28%)

Ingredion Incorporated
Condensed Consolidated Balance Sheets
(dollars and shares in millions, except per share amounts)

	September 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$989	$1,030
Short-term investments	4	3
Accounts receivable, net	1,346	1,185
Inventories	1,151	1,227
Prepaid expenses and assets held for sale	70	60
Total current assets	3,560	3,505
Property, plant and equipment, net	2,560	2,526
Goodwill	917	922
Intangible assets, net	330	347
Other non-current assets	760	597
Total assets	$8,127	$7,897

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$533	$48
Accounts payable, accrued liabilities and liabilities held for sale	1,241	1,268
Total current liabilities	1,774	1,316
Long-term debt	1,242	1,742
Other non-current liabilities	502	473
Total liabilities	3,518	3,531

Share-based payments subject to redemption	56	64
Redeemable non-controlling interests	—	7

Ingredion stockholders’ equity:
Preferred stock — authorized 25.0 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200.0 shares — $0.01 par value, 77.8 shares issued at September 30, 2026 and December 31, 2025	1	1
Additional paid-in capital	1,147	1,155
Less: Treasury stock (common stock: 15.4 and 14.8 shares at September 30, 2026 and December 31, 2025) at cost	(1,624)	(1,555)
Accumulated other comprehensive loss	(822)	(937)
Retained earnings	5,851	5,610
Total Ingredion stockholders’ equity	4,553	4,274
Non-redeemable non-controlling interests	—	21
Total stockholders’ equity	4,553	4,295
Total liabilities and stockholders’ equity	$8,127	$7,897

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Nine Months Ended September 30,
	2026	2025
Cash from operating activities
Net income	$402	$569
Non-cash charges to net income:
Depreciation and amortization	165	165
Mechanical stores expense	56	50
Net (gain) on sale of business	(44)	—
(Gain) on sale of land	(26)	—
Impairment charges	39	6
Foreign exchange losses, net	44	3
Deferred income taxes	6	2
Margin accounts	17	3
Changes in other working capital	(219)	(235)
Other	(51)	(24)
Cash provided by operating activities	389	539
Cash from investing activities
Capital expenditures and mechanical stores purchases	(313)	(299)
Proceeds from disposal of manufacturing facilities and equipment	36	1
Proceeds from sales of businesses, net	139	12
Purchases of equity securities, net	(26)	(11)
Other	(5)	(5)
Cash used for investing activities	(169)	(302)
Cash from financing activities
Proceeds (payments) on borrowings, net	29	(37)
Repurchases of common stock, net	(85)	(134)
Common stock activity for share-based compensation, net	(10)	(12)
Purchases of non-controlling interests	(34)	—
Dividends paid, including to non-controlling interests	(158)	(157)
Cash used for financing activities	(258)	(340)
Effects of foreign exchange rate changes on cash and cash equivalents	(3)	21
(Decrease) in cash and cash equivalents	(41)	(82)
Cash and cash equivalents, beginning of period	1,030	997
Cash and cash equivalents, end of period	$989	$915

Ingredion Incorporated
Supplemental Financial Information
(Unaudited)
(dollars in millions, except for percentages)
I. Segment Information of Net Sales to Unaffiliated Customers and Operating Income

	Three Months Ended September 30,		Change %	Change Excl. FX %	Nine Months Ended September 30,		Change %	Change Excl. FX %
	2026	2025			2026	2025
Net Sales to Unaffiliated Customers:
Texture & Healthful Solutions (i)	$610	$605	1%	1%	$1,854	$1,806	3%	2%
Food & Industrial Ingredients–LATAM (ii)	624	585	7%	2%	1,814	1,754	3%	(1%)
Food & Industrial Ingredients–U.S./Canada (iii)	504	507	(1%)	—%	1,467	1,550	(5%)	(5%)
All Other (iv)	54	119	(55%)	(55%)	299	352	(15%)	(15%)
Net Sales	$1,792	$1,816	(1%)	(3%)	$5,434	$5,462	(1%)	(2%)

Operating Income (Loss):
Texture & Healthful Solutions	$95	$105	(10%)	(9%)	$312	$315	(1%)	(2%)
Food & Industrial Ingredients–LATAM	109	116	(6%)	(10%)	342	370	(8%)	(11%)
Food & Industrial Ingredients–U.S./Canada	52	81	(36%)	(36%)	144	259	(44%)	(44%)
All Other	(11)	(4)	NM	NM	(2)	(5)	NM	NM
Corporate	(39)	(44)	(11%)	(11%)	(120)	(139)	(14%)	(14%)
Adjusted Operating Income	206	254	(19%)	(21%)	676	800	(16%)	(18%)
Acquisition/integration costs, net	(11)	—			(17)	—
Impairment charges	(3)	—			(34)	(6)
Restructuring costs, net	17	(3)			(8)	(7)
Other matters	(8)	(2)			(25)	9
Operating Income	$201	$249	(19%)	(21%)	$592	$796	(26%)	(28%)
Notes to Net Sales to Unaffiliated Customers
(i)Net of inter-segment sales of $22 million and $7 million for the third quarter of 2026 and 2025, and $66 million and $25 million for year-to-date 2026 and 2025.
(ii)Net of inter-segment sales of $17 million and $12 million for the third quarter of 2026 and 2025, and $38 million and $39 million for year-to-date 2026 and 2025.
(iii)Net of inter-segment sales of $37 million and $25 million for the third quarter of 2026 and 2025, and $112 million and $85 million for year-to-date 2026 and 2025.
(iv)Net of inter-segment sales of $6 million and $3 million for the third quarter of 2026 and 2025, and $18 million and $10 million for year-to-date 2026 and 2025.

II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), non-GAAP historical financial measures are used, which exclude certain GAAP items such as acquisition/integration costs, restructuring costs, impairment charges, net (gain) on sale of business, Mexico tax item, and other specified items. The term “adjusted” is generally used when referring to these non-GAAP financial measures.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business. Expected financial measures may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. Non-GAAP adjustments are generally made to adjusted financial measures, which increases management’s confidence in its ability to forecast adjusted financial measures than in its ability to forecast GAAP financial measures. These non-GAAP measures, including non-GAAP expected measures, should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the Company’s non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.
Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended September 30, 2026		Nine Months Ended September 30, 2026
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$142	$2.23	$398	$6.24

Adjustments:

Acquisition/integration costs, net (i)	6	0.09	47	0.74

Impairment charges (ii)	5	0.08	27	0.42

Restructuring costs, net (iii)	(12)	(0.18)	7	0.11

Net (gain) on sale of business (iv)	—	—	(17)	(0.27)

Other matters (v)	6	0.09	18	0.29

Tax item–Mexico (vi)	3	0.05	(3)	(0.05)

Other tax matters (vii)	(5)	(0.08)	(2)	(0.03)

Non-GAAP adjusted net income attributable to Ingredion	$145	$2.28	$475	$7.45

II. Non-GAAP Information (continued)

	Three Months Ended September 30, 2025		Nine Months Ended September 30, 2025
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$171	$2.61	$564	$8.61

Adjustments:

Impairment charges (ii)	—	—	4	0.06

Restructuring costs, net (iii)	3	0.05	6	0.09

Other matters (v)	1	0.02	(7)	(0.10)

Tax item–Mexico (vi)	(3)	(0.05)	(10)	(0.15)

Other tax matters (vii)	8	0.12	6	0.09

Non-GAAP adjusted net income attributable to Ingredion	$180	$2.75	$563	$8.60
Net income and EPS may not sum or recalculate due to rounding.
Notes
(i)During the three and nine months ended September 30, 2026, we recorded net pre-tax acquisition and integration costs of $6 million and $59 million primarily related to our pending acquisition of Tate & Lyle, including $5 million and $42 million of gains and losses of acquisition-related foreign exchange hedging for the three and nine months ended September 30, 2026. There was no such activity during the three and nine months ended September 30, 2025.
(ii)During the three and nine months ended September 30, 2026, we recorded pre-tax impairment charges of $6 million and $39 million. In the third quarter we recorded a charge related to the sale of our facility in Vanscoy, Canada and impairment charge on an equity investment. In addition, we recorded charges relating to the closure our Cabo, Brazil facility in the first half of 2026. During the nine months ended September 30, 2025, we recorded $6 million of pre-tax impairment charges on our equity investments.
(iii)During the three and nine months ended September 30, 2026, we recorded a pre-tax restructuring benefit of $17 million and pre-tax restructuring charges of $8 million. The benefit during the quarter was primarily from the gain on the sale of land in Lane Cove, Australia. During the nine months ended September 30, 2026, the gain on sale of land was fully offset by restructuring costs primarily related to the closure of our facility in Cabo, Brazil and the sale of our Pakistan business. During the three and nine months ended September 30, 2025, we recorded pre-tax restructuring costs of $3 million and $7 million, primarily related to decommissioning costs for plant closures.
(iv)During the nine months ended September 30, 2026, we recorded a net pre-tax gain of $44 million related to the sale of our Pakistan business. There was no such activity during September 30, 2025.
(v)During the three and nine months ended September 30, 2026, we recorded pre-tax charges of $8 million and $25 million primarily related to the Argo thermal event. During the three and nine months ended September 30, 2025, we recorded pre-tax expenses of $2 million and pre-tax benefits of $9 million primarily related to insurance recoveries and a favorable judgment related to certain indirect taxes.
(vi)The tax amounts are result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the Mexico financial statements during the period.
(vii)During the three and nine months ended September 30, 2026, we recognized tax benefits, including interest income associated with certain Brazilian local incentives and the recognition of a U.S. deferred tax asset. These benefits were partially offset by the related tax impacts of current- and prior-year non-GAAP adjustments and the recapture of prior-year U.S. tax benefits. Additionally, during the nine months ended September 30, 2026, we recognized tax benefits associated with the utilization of previously unbenefited capital losses. These benefits were partially offset by changes in our accrual related to the permanent reinvestment of foreign earnings and the recognition of prior-year tax liabilities.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)
(dollars in millions, pre-tax)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating income	$201	$249	$592	$796

Adjustments:

Acquisition/integration costs, net (i)	11	—	17	—

Impairment charges (ii)	3	—	34	6

Restructuring costs, net (iii)	(17)	3	8	7

Other matters (v)	8	2	25	(9)

Non-GAAP adjusted operating income	$206	$254	$676	$800
For notes (i) through (v), see notes (i) through (v) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.
Ingredion Incorporated
Reconciliation of GAAP Financing Costs to Non-GAAP Adjusted Financing Costs
(Unaudited)
(dollars in millions, pre-tax)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Financing costs	$5	$7	$69	$28

Adjustments:

Acquisition/integration costs, net (i)	5	—	(42)	—

Non-GAAP adjusted financing costs	$10	$7	$27	$28
For note (i), see note (i) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)
(dollars in millions, except for percentages)

	Three Months Ended September 30, 2026			Nine Months Ended September 30, 2026
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$194	$52	26.8%	$563	$161	28.6%

Adjustments:

Acquisition/integration costs, net (i)	6	—		59	12

Impairment charges (ii)	6	1		39	12

Restructuring costs, net (iii)	(17)	(5)		8	1

Net (gain) on sale of business (iv)	—	—		(44)	(27)

Other matters (v)	8	2		25	7

Tax item–Mexico (vi)	—	(3)		—	3

Other tax matters (vii)	—	5		—	2

Adjusted Non-GAAP	$197	$52	26.4%	$650	$171	26.3%

II. Non-GAAP Information (continued)

	Three Months Ended September 30, 2025			Nine Months Ended September 30, 2025
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$241	$69	28.6%	$767	$198	25.8%

Adjustments:

Impairment charges (ii)	—	—		6	2

Restructuring costs, net (iii)	3	—		7	1

Other matters (v)	2	1		(9)	(2)

Tax item–Mexico (vi)	—	3		—	10

Other tax matters (vii)	—	(8)		—	(6)

Adjusted Non-GAAP	$246	$65	26.4%	$771	$203	26.3%
For notes (i) through (vii), see notes (i) through (vii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Diluted Earnings Per Share (“GAAP EPS”)
to Expected Adjusted Diluted Earnings Per Share (“Adjusted EPS”)
(Unaudited)

	Expected EPS Range for Full-Year 2026
	Low End of Guidance	High End of Guidance
GAAP EPS	$8.04	$8.49

Adjustments:

Acquisition/integration costs, net (i)	0.74	0.74

Impairment charges (ii)	0.42	0.42

Restructuring costs, net (iii)	0.11	0.11

Net (gain) on sale of business (iv)	(0.27)	(0.27)

Other matters (v)	0.29	0.29

Tax item–Mexico (vi)	(0.05)	(0.05)

Other tax matters (vii)	(0.03)	(0.03)

Adjusted EPS	$9.25	$9.70
For notes (i) through (vii), see notes (i) through (vii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Effective Income Tax Rate (“GAAP ETR”)
to Expected Adjusted Effective Income Tax Rate (“Adjusted ETR”)
(Unaudited)

	Expected Effective Income Tax Rate Range for Full-Year 2026
	Low End of Guidance	High End of Guidance
GAAP ETR	27.9%	28.9%

Adjustments:

Acquisition/integration costs, net (i)	(0.4%)	(0.4%)

Impairment charges (ii)	0.1%	0.1%

Restructuring costs, net (iii)	(0.1%)	(0.1%)

Net (gain) on sale of business (iv)	(1.7%)	(1.7%)

Other matters (v)	0.1%	0.1%

Tax item–Mexico (vi)	0.3%	0.3%

Other tax matters (vii)	0.3%	0.3%

Adjusted ETR	26.5%	27.5%
For notes (i) through (vii), see notes (i) through (vii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.